Exhibit 10.21

May 14, 2012

Victor Bronshtein, Ph.D.
Universal Stabilization Technologies, Inc.
4050 Sorrento Valley Blvd., Suite L
San Diego, CA 92121
Subject: Extension to LOI dated January 7, 2011
Dear Victor:

 The following is quoted from the executed LOI:

•	No later than May 15, 2011, the Licensee and the Licensor will sign and begin executing a mutually agreeable one-year Pilot Development Project.
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Starting on the earlier of (i) May 15, 2011, or (ii) the first day after signing the Pilot Development Project, the Licensee will be obligated to pay the Licensor or at least CA$8333.33 per month for the work performed by Licensor under the Pilot Development Project. The Licensee and the Licensor will negotiate in good faith the goals, objectives and work product of the Pilot Development Project and the actual amount of the such monthly payment, which may be in excess of CA$8,333.33, depending on the scope of the work requested by Licensee.

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The Option Period for the exclusive option to enter into the License Agreement on the License Terms described below will expire on the earlier of (i) May 15, 2012 or (ii) the date the Licensee ceases to make monthly payments to the Licensor for the Pilot Development Project.

For good and valuable consideration the parties agree that the terms of this LOI is now extended to August 15, 2012. Monthly payments during the extension period will continue at the same rate. All other terms and conditions remain the same.

/s/ Victor Bronshtein, PhD	/s/ Bob Hoerr

Victor Bronshtein, PhD	Bob Hoerr
President and Chief Scientific Officer	President & CEO
Universal Stabilization Technologies, Inc.	Enterologics, Inc.